EXHIBIT 5


                               HUNTON & WILLIAMS
                          RIVERFRONT PLAZA, EAST TOWER
                              951 EAST BYRD STREET
                         RICHMOND, VIRGINIA 23219-4074

                                                              FILE NO.: 27789.92
                                                     DIRECT DIAL: (804) 788-8267
                                January 15, 1998

Board of Directors
United Dominion Realty Trust, Inc.
10 South Sixth Street
Richmond, Virginia 23219

Registration Statement on Form S-3 10,000,000 Shares of Common Stock

Gentlemen:

     We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of 10,000,000 shares of Common Stock, $1 par value, of the Company (the "Shares"). The Shares are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on January 15, 1998. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. When the Shares have been issued and sold pursuant to the Dividend Reinvestment and Stock Purchase Plan described in the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.


                                        Very truly yours,


                                        HUNTON & WILLIAMS

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